Exhibit 99.1

RESOLUTION OF THE SHAREHOLDERS

OF

ROI LAND INVESTMENTS LTD

The following is a true copy of the resolution duly adopted by the Majority of the Shareholders of the Corporation at a special meeting, notice to this meeting having been waived, held on this 19th of May, 2014;

WHEREAS there has been presented to and considered by this meeting a Motion to effectuate a new composition of the Board of Directors of the Company;

NOW THEREFORE BE IT RESOLVED that the majority of shareholders having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS 78.320, have overwhelmingly decided and RESOLVED that:

PATRICK BRAGOLI shall be removed as Director of the Corporation

Said Motion is hereby passed and the corporate books, records and the Company shall file this Resolution in the corporate records.

Dated: 19th May, 2014

/s/ Anya Maxwell

Anya Maxwell, Director, Lamar Investment, Ltd.,

on behalf of the Majority Shareholders